EXHIBIT 10.4

FOURTH AMENDMENT

TO THE

RESTATED AND AMENDED

ZIONS BANCORPORATION PENSION PLAN

This Fourth Amendment to the restated and amended Zions Bancorporation Pension Plan (the “Plan”) is made and entered into this 28th day of March, 2005, by Zions Bancorporation, hereinafter referred to as the “Employer.”

W I T N E S S E T H:

WHEREAS, the Employer has heretofore entered into the Plan, which Plan has been restated and amended in its entirety effective January 1, 1997, and

WHEREAS, the Employer has reserved the right to amend the Plan in whole or in part, and

WHEREAS, the Employer now desires to amend the Plan for the purpose of maintaining the Plan’s qualification under Internal Revenue Code §401(a)(31)(B) (providing for automatic rollovers from qualified plans on cash-out distributions over $1,000).

NOW THEREFORE, in consideration of the foregoing premises and mutual covenants herein contained, the Employer adopts the following amendments to the Plan as follows (amended language is marked in bold italics):

1. Section 5.8 is amended by adding the following at the end thereof:

For any distribution subject to this Section 5.8 commencing on or after March 28, 2005, which is greater than $1,000, if the Participant does not elect to have the distribution paid in a direct rollover to an “eligible retirement plan” (as defined in Section 5.9(b)(2)) specified by the Participant or to receive the distribution directly in a lump sum cash payment, then the Committee shall cause the Plan to pay the distribution in a direct rollover to an individual retirement plan designated by the Committee.

2. This Fourth Amendment shall be effective March 28, 2005, and for Plan Years commencing after that date.

4. In all other respects the Plan is ratified and approved.

IN WITNESS WHEREOF, the Employer has caused this Fourth Amendment to the Plan to be duly executed as of the date and year first above written.

“EMPLOYER” ZIONS BANCORPORATION

By:	/S/ DIANA M. ANDERSEN
Diana M. Andersen Vice President